Exhibit 99.1

MARTIN MARIETTA REPORTS FIRST-QUARTER 2020 RESULTS

LONG-TERM FUNDAMENTALS OF BUSINESS REMAIN POSITIVE

Shipments and Pricing Increased Across Majority of Building Materials Business in the First Quarter

Cement and Magnesia Specialties Delivered First-Quarter Margin Expansion

Company Strengthened Balance Sheet through Long-Term Debt Offering in Early March

Company Well Prepared for COVID-19 Challenging Operating Conditions

Withdraws Previously-Issued Full-Year 2020 Guidance in Light of COVID-19 Uncertainty

RALEIGH, N.C. (May 5, 2020) – Martin Marietta Materials, Inc. (NYSE:MLM) (“Martin Marietta” or the “Company”) today reported results for the first quarter ended March 31, 2020.

Highlights include:

	Quarter Ended March 31,
($ in millions, except per share)	2020	2019
Total revenues [1]	$958.2	$939.0
Products and services revenues [2]	$891.0	$878.3
Building Materials business	$831.1	$809.1
Magnesia Specialties business	$59.9	$69.2
Gross profit	$142.4	$142.9
Earnings from operations	$57.8	$69.2
Net earnings attributable to Martin Marietta	$25.9	$42.9
Adjusted EBITDA [3]	$149.0	$158.2
Earnings per diluted share	$0.41	$0.68

[1]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[2]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products, and paving services to customers, and exclude related freight revenues.

[3]

Earnings Before Interest, Taxes, Depreciation, Depletion and Amortization and the Noncash Earnings/Loss from Nonconsolidated Equity Affiliates, or Adjusted EBITDA, is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.

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Ward Nye, Chairman and CEO of Martin Marietta, stated, “For the first three months of the year, Martin Marietta delivered strong financial and operational performance, generating Adjusted EBITDA of $149 million. We established a new first-quarter record for consolidated revenues, as product demand led to improved shipments and pricing across most of our Building Materials business. Notably, production efficiencies improved our year-over-year per unit aggregates cost. While this is what we aim for, as lower unit costs improve operating margins, in the current quarter, this lower unit cost served to reduce aggregates inventory valuation. This year-over-year impact alone lowered earnings per share by $0.18. Further, the prior-year’s first-quarter benefitted from a change in tax election for a subsidiary of $0.21 per share. Understanding those circumstances largely contextualizes our impressive first-quarter 2020 performance. Additionally, we strengthened the Company’s balance sheet and cash position through the early March issuance of $500 million of 2.5% senior notes due in 2030. While our solid first-quarter performance provided a promising start to 2020, we recognize this will now be a challenging year for our country, customers, communities and industry as a whole. Thus, given the unprecedented level of uncertainty surrounding the length, breadth and severity of the coronavirus (COVID-19) pandemic, we have withdrawn our previously-issued full-year 2020 guidance and will not update it at this time. With that said, we remain confident that the attractive underlying market fundamentals and long-term secular growth trends in our key geographies, both of which underpinned the Company’s record 2019 performance and strong first-quarter 2020 results, remain intact and will be evident once again as the U.S. economy stabilizes and recovers.

“Our Company’s commitment to operational excellence, disciplined approach to growth and tradition of preparedness have positioned us well to weather this period of uncertainty. We have thoughtfully developed and consistently executed on our strategic plans, positioning our business as an aggregates leader in attractive high-growth geographies, aligning our product offerings to leverage strategic cement and targeted downstream opportunities and prudently allocating capital while maintaining financial flexibility. In doing so, we have built a business that is durable and resilient. While Martin Marietta is not immune to the impact of COVID-19, we believe our Company is well prepared to meet the current and coming challenges.

“Importantly, the Company’s balance sheet remains healthy and we have ample liquidity for the foreseeable future. Martin Marietta, along with our customers, continues to operate as an “essential business” in most jurisdictions and, through the end of April, we have seen minimal disruption to our operations, workforce and supply chains from the effects of COVID-19 and related government agency responses. Nonetheless, we anticipate product demand will soften in the coming months, as businesses and governments prioritize actions in response to COVID-19. Our team has plans for a variety of scenarios and will react appropriately to changing conditions. We will continue to closely monitor the situation and focus on safeguarding our stakeholders’ health and well-being, operating safely and efficiently, preserving liquidity and aligning costs with customer demand.”

Mr. Nye concluded, “Consistent with our values of safety, integrity, excellence, community, and stewardship, Martin Marietta is committed to providing the products and services our communities need. I am enormously proud of the determination, professionalism and devotion of our Martin Marietta employees who are working each and every day. Their dedication supports our communities and business partners who are persevering through the impacts of the current crisis. We remain appropriately focused on our tactical day-to-day responsibilities and ever mindful of the values and strategies that have driven our long track-record of success. Guided by our shared commitment to the world-class attributes of our business, safety, operational excellence, cost management, and the disciplined execution of our proven strategic plan, Martin Marietta has the right strategies, priorities and team to responsibly navigate through these challenging times and drive sustainable long-term growth and shareholder value.”

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First-Quarter Operating Results

(All comparisons are versus the prior-year quarter unless noted otherwise)

The COVID-19 pandemic and related public policy responses largely began in mid-March in the United States. As such, first-quarter results and trends described in this earnings release may not be indicative of the Company’s future performance.

	Quarter ended March 31, 2020
($ in millions)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$570.3	$93.4	16.4%
Cement	106.6	27.3	25.6%
Ready mixed concrete	189.7	5.9	3.1%
Asphalt and paving	18.1	(8.1)	NM
Less: interproduct revenues	(53.6)	—	—
Products and services	831.1	118.5	14.3%
Freight	61.4	(0.3)	NM
Total Building Materials business	892.5	118.2	13.2%
Magnesia Specialties business:
Products and services	59.9	26.1	43.5%
Freight	5.8	(0.9)	NM
Total Magnesia Specialties business	65.7	25.2	38.4%
Corporate	—	(1.0)	NM
Total	$958.2	$142.4	14.9%

	Quarter ended March 31, 2019
($ in millions)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$544.9	$98.0	18.0%
Cement	99.0	13.8	13.9%
Ready mixed concrete	211.2	14.5	6.9%
Asphalt and paving	12.4	(8.3)	NM
Less: interproduct revenues	(58.4)	—	—
Products and services	809.1	118.0	14.6%
Freight	55.8	(0.2)	NM
Total Building Materials business	864.9	117.8	13.6%
Magnesia Specialties business:
Products and services	69.2	26.5	38.5%
Freight	4.9	(1.0)	NM
Total Magnesia Specialties business	74.1	25.5	34.5%
Corporate	—	(0.4)	NM
Total	$939.0	$142.9	15.2%

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Building Materials Business

First-quarter operating results demonstrated the strength of overall demand, most notably in Colorado, Iowa, Indiana and Maryland, against a challenging prior-year comparison. The aggregates, cement and downstream operations in Texas, the Company’s largest state by revenue, experienced project delays as the Dallas/Fort Worth area experienced record first-quarter precipitation. Additionally, Georgia, the Company’s fourth-largest state by revenue, experienced its sixth wettest first quarter in 125 years.

Aggregates

First-quarter aggregates shipments and pricing improved 2.3 percent and 2.7 percent, respectively, compared with the prior-year quarter.

♦

Shipments for the Mid-America Group increased 4.3 percent. Robust warehouse and data center construction activity in Iowa and Indiana more than offset the anticipated lower infrastructure shipments in North Carolina. Geographic mix limited pricing growth to 1.4 percent.

♦

Shipments for the Southeast Group decreased 3.2 percent as significant rainfall hindered otherwise robust construction activity. Pricing growth of 4.7 percent reflected the underlying strength of the North Georgia and Florida markets.

♦	West Group shipments increased 2.5 percent, with double-digit growth in Colorado partially offset by weather-impacted construction delays in Texas. Pricing improved 3.7 percent.

Martin Marietta’s first-quarter aggregates shipments by end use are as follows (all comparisons are versus the prior-year quarter):

♦

Aggregates shipments to the infrastructure market increased, driven by large projects in Texas, Colorado, Iowa and Indiana. The infrastructure market accounted for 32 percent of first-quarter aggregates shipments, which is below the Company’s most recent ten-year annual average of 45 percent but consistent with historical first-quarter trends.

♦

Aggregates shipments to the nonresidential market increased modestly following double-digit growth in commercial and heavy industrial construction activity in the prior-year quarter. The Company continued to benefit from distribution center, warehouse and data center projects in key geographies, including Texas, Colorado, Georgia, Florida and Iowa, as well as the early phases of several large energy-sector projects along the Gulf Coast. The nonresidential market represented 36 percent of first-quarter aggregates shipments.

♦

Aggregates shipments to the residential market declined slightly when compared with the robust growth in homebuilding activity in the prior-year quarter. Ongoing homebuilding activity in Texas and Georgia was hindered by significant rainfall during first-quarter 2020. The residential market accounted for 25 percent of first-quarter aggregates shipments.

♦

The ChemRock/Rail market accounted for the remaining 7 percent of first-quarter aggregates shipments. Volumes to this end use increased, driven by improved ballast shipments to the Class I western railroads and higher agricultural lime shipments.

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Aggregates product gross margin declined 160 basis points despite improved operating leverage, largely driven by geographic mix and a $15.2 million, or 260-basis-point, year-over-year impact of lower unit production costs on inventory standard cost revaluation.

Cement

First-quarter cement shipments increased 5.2 percent, driven by strong underlying demand in South Texas that was partially offset by extreme precipitation in the Dallas/Fort Worth area. Pricing improved 2.6 percent. Cement product gross margin expanded 1,170 basis points to 25.6 percent driven by revenue growth, enhanced production efficiencies from increased shipment and production levels and lower maintenance costs.

Downstream businesses

Ready mixed concrete shipments decreased 14.1 percent, resulting from weather-impacted project delays in Texas that more than offset double-digit growth in Colorado. Ready mixed concrete selling prices increased 4.6 percent, with solid pricing gains in Texas and Colorado. Colorado asphalt shipments increased 80.6 percent compared with an extremely weather-challenged prior-year quarter. Asphalt pricing declined 1.1 percent due to unfavorable product mix.

Magnesia Specialties Business

Magnesia Specialties product revenues decreased 13.4 percent to $59.9 million, consistent with expectations and driven by continued declines in chemicals products as international customers rationalize inventory levels. Lime shipments to the steel industry were flat. Effective cost containment measures, coupled with lower energy costs, led to a 500-basis-point expansion in product gross margin to 43.5 percent.

Consolidated

Total cost of revenues for first-quarter 2020 included $2.0 million of expense for the implementation of a new paid time off policy for employees.

Other operating income, net, for the prior-year quarter included the reversal of $4.2 million of accruals for unclaimed property contingencies.

Other nonoperating expense, net, for first-quarter 2020 included $5.6 million to finance third-party railroad maintenance in exchange for a federal income tax benefit of $6.9 million.

The Company recorded a discrete income tax benefit of $13.2 million in the prior-year quarter related to a change in tax election for a subsidiary.

Earnings per diluted share declined $0.27, primarily driven by the year-over-year impact of lower unit production costs on aggregates inventory standards of $0.18 per share and the prior-year benefit from a change in tax election for a subsidiary of $0.21 per share.

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Liquidity and Capital Resources

Cash provided by operating activities was $106.7 million in first-quarter 2020 compared with $117.9 million for the same period in 2019.

Cash paid for property, plant and equipment additions was $104.1 million in 2020.

In March 2020, the Company issued $500 million of 2.5 percent senior notes due in 2030. The Company intends to use the net proceeds for the repayment of $300 million of floating rate notes maturing in May 2020 and general corporate purposes.

The Company had $424.0 million of cash on hand, along with $757.7 million of unused borrowing capacity on its existing credit facilities as of March 31, 2020. Excluding the $300 million earmarked for the May 2020 debt repayment, the Company had approximately $880 million of available liquidity at March 31, 2020.

Commitment to Enhance Long-Term Shareholder Value

Martin Marietta is dedicated to disciplined capital allocation that preserves the Company’s financial flexibility and further enhances shareholder value. The Company’s capital allocation priorities currently remain unchanged and include value-enhancing acquisitions that promote the successful execution of the Company’s strategic growth plan, organic capital investment and the return of cash to shareholders through meaningful and sustainable dividends and share repurchases.

The Company has returned $1.7 billion to shareholders in the form of dividend payments and share repurchases since announcing a 20 million share repurchase authorization in February 2015. During first-quarter 2020, the Company repurchased 210,600 shares of common stock pursuant to its share repurchase authorization. As of March 31, 2020, 13.5 million shares remained under the current repurchase authorization and 62.2 million shares of Martin Marietta common stock were outstanding.

Full-Year Outlook

The Company has withdrawn its 2020 full-year guidance issued on February 11, 2020, given the economic disruptions driven by the COVID-19 pandemic and the multiple measures put in place to treat and minimize the spread of the virus. We cannot reliably forecast the impact these disruptions will have on the U.S. economy, the timing and benefits of related governmental actions and, more specifically, demand for the Company’s products and services. While most jurisdictions have deemed the supply of construction materials as an essential business, Martin Marietta believes its industry will likely experience lower overall demand during the COVID-19 crisis. However, the magnitude of decline and speed and rate of recovery are likely to vary by construction end-use market and geography.

•

Of the Company’s three primary end uses, the outlook for infrastructure construction, particularly for aggregates-intensive highways and streets, is expected to be the most near-term resilient. While the majority of the United States has currently been ordered to shelter in place, most state Departments of Transportation (DOTs) are currently operational and continue to advance transportation projects, capitalizing on the reduction of vehicles on the road and related traffic congestion. Florida, for example, recently announced plans to accelerate $2.1 billion of critical transportation projects. That said, state DOTs are experiencing lower revenue collections and states may have other short-term funding needs relating to the COVID-19 impact that may decrease the scale and/or postpone the timing of future construction. Industry representatives are actively engaging with Congress to address surface transportation infrastructure in the “Phase 4” emergency

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relief and economic recovery COVID-19 legislation, including an immediate $49.95 billion in flexible federal funding to offset an estimated 30 percent loss in state transportation revenues in the next 18 months and the passage of a comprehensive major surface transportation reauthorization package.

•

Nonresidential construction activity on existing projects has continued in most regions. However, according to an April 2020 survey published by the Associated General Contractors of America, an overwhelming number of respondents indicated that commercial projects in the design or planning stages are being delayed or canceled. Unlike commercial activity, industrial construction is not expected to experience significant near-term disruption from COVID-19. Warehouses, distribution centers and data centers are expected to perform relatively well in the current environment as businesses increase e-commerce activity, secure regional supply chains and become more reliant on cloud and network services. Similarly, large energy-sector projects along the Gulf Coast of Texas that are actively underway are expected to continue.

•

Residential construction activity is expected to decline in 2020, as homebuilders and homebuyers delay plans in the wake of unprecedented economic uncertainty. Supported by third-party forecasts, management believes the residential decline will be widespread but not as persistent as the period of low activity seen during the Great Recession as Freddie Mac estimates that 2.5 million housing units are needed to address the current nationwide housing shortage. This situation is particularly evident in states with significant undersupply, including Texas, Colorado, North Carolina and Florida. On a national level, housing starts remain below the 50-year annual average of 1.5 million despite notable population gains.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with generally accepted accounting principles (GAAP). Reconciliations of non-GAAP financial measures to the closest GAAP measures are included in the accompanying Appendix to this earnings release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate the Company’s operating performance, and when read in conjunction with the Company’s consolidated financial statements, present a useful tool to evaluate the Company’s ongoing operations, performance from period to period and anticipated performance. In addition, these are some of the factors the Company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its first-quarter 2020 earnings results on a conference call and an online web simulcast today (May 5, 2020). The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 6637338. Additionally, the Company has posted supplemental information related to its first-quarter performance on its website.

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About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 27 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, give the investor the Company’s expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “guidance”, “anticipate”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this release (including the outlook) include, but are not limited to: the ability of the Company to face challenges, including those posed by the COVID-19 pandemic and implementation of any such related response plans; the resiliency and potential declines of the Company’s various construction end-use markets; the potential negative impact of the COVID-19 pandemic on the Company’s ability to continue supplying heavy-side building materials and related services at normal levels or at all in the Company’s key regions; the duration, impact and severity of the impacts of the COVID-19 pandemic on the Company, including the markets in which we do business, our suppliers, customers or other business partners as well as on our employees; the economic impact of government responses to the pandemic; the performance of the United States economy, including the impact on the economy of the COVID-19 pandemic and governmental orders restricting activities imposed to prevent further outbreak of COVID-19; shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to public construction; the level and timing of federal, state or local transportation or infrastructure or public projects funding, most particularly in Texas, Colorado, North Carolina, Georgia, Iowa and Maryland; the impact of governmental orders restricting activities imposed to prevent further outbreak of COVID-19 on travel, potentially reducing state fuel tax revenues used to fund highway projects; the United States Congress’ inability to reach agreement among themselves or with the Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space, including a decline resulting from economic distress related to the COVID-19 pandemic; a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns or capital spending in response to this decline, particularly in Texas; increasing residential mortgage rates and other factors that could result in a slowdown in residential construction; unfavorable weather conditions, particularly Atlantic Ocean and Gulf of Mexico hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; whether the Company’s operations will continue to be treated as “essential” operations under applicable government orders restricting business activities imposed to prevent further outbreak of COVID-19 or, even if so treated, whether site-specific health and safety concerns might otherwise require certain of the Company’s operations to be halted

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for some period of time; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; the failure of relevant government agencies to implement expected regulatory reductions; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, Carolinas and the Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company; the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

You should consider these forward-looking statements in light of risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2019 and other periodic filings made with the SEC. All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements, or adversely affect or be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Products and services revenues	$891.0	$878.3
Freight revenues	67.2	60.7
Total revenues	958.2	939.0

Cost of revenues - products and services	747.4	734.2
Cost of revenues - freight	68.4	61.9
Total cost of revenues	815.8	796.1
Gross profit	142.4	142.9

Selling general & administrative expenses	78.7	78.3
Acquisition-related expenses	0.3	0.1
Other operating expenses and (income), net	5.6	(4.7)
Earnings from operations	57.8	69.2

Interest expense	29.8	32.9
Other nonoperating expenses and (income), net	2.0	(1.6)
Earnings before income tax expense (benefit)	26.0	37.9
Income tax expense (benefit)	0.1	(5.0)
Consolidated net earnings	25.9	42.9
Less: Net earnings attributable to noncontrolling interests	-	-
Net Earnings Attributable to Martin Marietta Materials, Inc.	$25.9	$42.9

Net earnings per common share attributable to common shareholders:
Basic	$0.42	$0.68
Diluted	$0.41	$0.68

Dividends per common share	$0.55	$0.48

Average number of common shares outstanding:
Basic	62.3	62.6
Diluted	62.5	62.8

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended
	March 31,
	2020	2019
Total revenues:
Building Materials Business:
Mid-America Group (1)	$260.8	$248.1
Southeast Group	121.1	119.2
West Group (1)	510.6	497.6
Total Building Materials Business	892.5	864.9
Magnesia Specialties	65.7	74.1
Total	$958.2	$939.0

Gross profit:
Building Materials Business:
Mid-America Group (1)	$38.1	$44.9
Southeast Group	21.5	26.2
West Group (1)	58.6	46.7
Total Building Materials Business	118.2	117.8
Magnesia Specialties	25.2	25.5
Corporate	(1.0)	(0.4)
Total	$142.4	$142.9

Selling, general and administrative expenses:
Building Materials Business:
Mid-America Group (1)	$17.8	$15.6
Southeast Group	6.9	5.3
West Group (1)	33.4	29.3
Total Building Materials Business	58.1	50.2
Magnesia Specialties	3.5	2.9
Corporate	17.1	25.2
Total	$78.7	$78.3

Earnings (Loss) from operations:
Building Materials Business:
Mid-America Group (1)	$20.8	$30.6
Southeast Group	14.0	21.1
West Group (1)	22.7	20.3
Total Building Materials Business	57.5	72.0
Magnesia Specialties	21.7	22.6
Corporate	(21.4)	(25.4)
Total	$57.8	$69.2

(1) 2019 amounts are restated from amounts presented in the 2019 first-quarter earnings release to reflect the transfer of the Company's one quarry in the state of Washington from the Mid-America Group to the West Group to conform with 2020 presentation.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In millions)

	Three Months Ended
	March 31,
	2020	2019
Total revenues:
Building Materials business products and services:
Aggregates (1)	$570.3	$544.9
Cement	106.6	99.0
Ready mixed concrete	189.7	211.2
Asphalt and paving (1)	18.1	12.4
Less: Interproduct sales	(53.6)	(58.4)
Subtotal	831.1	809.1
Freight	61.4	55.8
Total Building Materials Business	892.5	864.9
Magnesia Specialties business:
Products and services	59.9	69.2
Freight	5.8	4.9
Total Magnesia Specialties Business	65.7	74.1
Consolidated total revenues	$958.2	$939.0

Gross profit (loss):
Building Materials business products and services:
Aggregates (1)	$93.4	$98.0
Cement	27.3	13.8
Ready mixed concrete	5.9	14.5
Asphalt and paving (1)	(8.1)	(8.3)
Subtotal	118.5	118.0
Freight	(0.3)	(0.2)
Total Building Materials Business	118.2	117.8
Magnesia Specialties business:
Products and services	26.1	26.5
Freight	(0.9)	(1.0)
Total Magnesia Specialties Business	25.2	25.5
Corporate	(1.0)	(0.4)
Consolidated gross profit	$142.4	$142.9

(1) Reflects the 2019 reclassification of two cold mix asphalt plants from the asphalt product line to the aggregates product line to conform with 2020 presentation.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	March 31,	December 31,
	2020	2019
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$424.0	$21.0
Accounts receivable, net	562.8	573.7
Inventories, net	700.5	690.8
Other current assets	145.7	141.2
Property, plant and equipment, net	5,185.4	5,206.0
Intangible assets, net	2,880.4	2,883.6
Operating lease right-of-use assets, net	477.9	481.9
Other noncurrent assets	126.7	133.4
Total assets	$10,503.4	$10,131.6

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$639.9	$340.0
Other current liabilities	435.7	498.5
Long-term debt (excluding current maturities)	2,623.9	2,433.6
Other noncurrent liabilities	1,504.5	1,506.2
Total equity	5,299.4	5,353.3
Total liabilities and equity	$10,503.4	$10,131.6

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Three Months Ended
	March 31,
	2020	2019
Operating activities:
Consolidated net earnings	$25.9	$42.9
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	95.0	89.2
Stock-based compensation expense	12.5	13.5
Gains on divestitures and sales of assets	(1.5)	(2.4)
Deferred income taxes, net	3.2	4.8
Other items, net	(0.4)	0.5
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	10.2	(26.1)
Inventories, net	(9.6)	16.4
Accounts payable	4.9	20.4
Other assets and liabilities, net	(33.5)	(41.3)
Net cash provided by operating activities	106.7	117.9

Investing activities:
Additions to property, plant and equipment	(104.1)	(130.1)
Proceeds from divestitures and sales of assets	15.9	3.0
Investments in life insurance contracts, net	(7.2)	0.2
Other investing activities, net	(0.1)	(0.6)
Net cash used for investing activities	(95.5)	(127.5)

Financing activities:
Borrowings of long-term debt	618.0	125.0
Repayments of long-term debt	(127.0)	(85.0)
Payments on finance lease obligations	(0.8)	(1.0)
Debt issuance costs	(1.1)	-
Dividends paid	(34.8)	(30.4)
Repurchases of common stock	(50.0)	-
Proceeds from exercise of stock options	0.2	0.6
Shares withheld for employees' income tax obligations	(12.7)	(7.1)
Net cash provided by financing activities	391.8	2.1

Net increase (decrease) in cash and cash equivalents	403.0	(7.5)
Cash and cash equivalents, beginning of period	21.0	44.9
Cash and cash equivalents, end of period	$424.0	$37.4

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended
	March 31, 2020
	Volume	Pricing
Volume/Pricing Variance (1)
Mid-America Group (2)	4.3%	1.4%
Southeast Group	(3.2%)	4.7%
West Group (2), (3)	2.5%	3.7%
Total Aggregates Product Line (4)	2.3%	2.7%

	Three Months Ended
	March 31,
Shipments (tons in millions)	2020	2019
Mid-America Group (2)	16.5	15.8
Southeast Group	6.2	6.4
West Group (2), (3)	15.6	15.2
Total Aggregates Product Line (4)	38.3	37.4

(1) Volume/pricing variances reflect the percentage increase from the comparable period in the prior year.

(2) Reflects the reclassification of 2019 shipments, when compared with amounts presented in the 2019 first-quarter earnings release, to reflect the transfer of the Company's one quarry in the state of Washington from the Mid-America Group to the

          West Group to conform with 2020 presentation.

(3) Reflects the reclassification of 2019 shipments for two cold mix asphalt plants from the asphalt product line to the aggregates product line to conform with 2020 presentation.
(4) Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended
	March 31,
	2020	2019
Shipments (in millions)
Aggregates tons - external customers(1)	36.0	35.4
Internal aggregates tons used in other product lines	2.3	2.0
Total aggregates tons(1)	38.3	37.4

Cement tons - external customers	0.7	0.6
Internal cement tons used in other product lines	0.2	0.3
Total cement tons	0.9	0.9

Ready mixed concrete - cubic yards	1.7	1.9

Asphalt tons - external customers(1)	0.1	-
Internal asphalt tons used in road paving business	0.1	0.1
Total asphalt tons(1)	0.2	0.1

Average unit sales price by product line (including internal sales):
Aggregates (per ton)(1)	$14.80	$14.42
Cement (per ton)	$113.77	$110.93
Ready mixed concrete (per cubic yard)	$114.35	$109.28
Asphalt (per ton)(1)	$45.43	$45.92

(1) Reflects the reclassification of 2019 shipments for two cold mix asphalt plants from the asphalt product line to the aggregates product line to conform with 2020 presentation.

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Earnings before interest; income taxes; depreciation, depletion and amortization expense and the noncash earnings/loss from nonconsolidated equity affiliates (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company's operating performance from period to period. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings or operating cash flow. For further information on Adjusted EBITDA, refer to the Company's website at www.martinmarietta.com.

A Reconciliation of Net Earnings Attributable to Martin Marietta to Consolidated Adjusted EBITDA is as follows:

	Three Months Ended
	December 31,
	2020	2019 (1)
Net earnings attributable to Martin Marietta	$25.9	$42.9
Add back (deduct):
Interest expense, net of interest income	29.6	32.8
Income tax expense (benefit) for controlling interests	0.1	(5.0)
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	93.4	87.5
Consolidated adjusted EBITDA	$149.0	$158.2

(1) 2019 EBITDA, when compared with the amount presented in the first-quarter 2019 earnings release, has been restated to conform to the 2020 calculation methodology.

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